Exhibit 10.1

PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (this “Agreement”), dated as of November 10, 2024 (the “Effective Date”), is made by and among GMHR Acquisitions Co., LLC, a Delaware limited liability company (“GMHR”), LKM Industries, Inc., a Delaware corporation (“LKM”) (together with GMHR, “Owners”), NORTH WEST IRON & METAL LLC, a North Dakota limited liability company (“NWIM”), and Cadiz, Inc., a Delaware corporation (“Cadiz”). Owners, NWIM, and Cadiz are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Owners own the pipeline in the approximate quantities and as described on Exhibit A (the “Pipeline Inventory”), which are currently being stored at the storage and rail facilities located north of Highway 12 in Section 34, Township 131N, Range 99W, in Bowman County, North Dakota (the “Storage Location”);

WHEREAS, Owners have granted NWIM the right to market the Pipeline Assets as a consignee.

WHEREAS, the Parties desire to provide Cadiz with an option to purchase up to 950,400 linear feet of the Pipeline Inventory (the “Pipeline Assets”) for the period and under the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises, and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Defined Terms. All capitalized terms defined in this Agreement shall have the meanings provided when capitalized and used herein.

2. Grant of Purchase Option. Upon Cadiz’s payment of the Option Price, Owners grant Cadiz an option to purchase the Pipeline Assets for the Option Term (as defined in Section 4 below) in accordance with this Agreement (the “Purchase Option”).

3. Option Payment. No later than five (5) business days following the later of the Effective Date or the date on which Owners provide a compliant BABA Certification as described in Section 4(b), Cadiz shall pay NWIM five million dollars ($5,000,000) (the “Option Payment”) by wire transfer in immediately available funds to the account designated by NWIM.

4. Term and Exercise of Option.

(a) Unless earlier terminated as provided herein: (a) the initial term of the Purchase Option will be effective as of the Effective Date and shall continue until November 10, 2026 (the “Initial Term”); and (b) Cadiz shall have the right to extend the Initial Term for up to three additional periods of one hundred twenty (120) consecutive and successive days each (each an “Extension Term”) to a maximum Option Term ending on November 8, 2027, by giving notice to NWIM of each desired Extension Term and paying NWIM, one million dollars ($1,000,000) per Extension Term (each an “Extension Payment”), in each case, at least ten (10) days prior to the expiration of the Initial Term or then current Extension Term, as applicable. The Initial Term, together with any Extension Terms, are referred to herein collectively as the “Option Term”. This Agreement shall immediately and automatically terminate upon the end of the Option Term.

(b) NWIM shall demonstrate that at least eighty percent (80%) of the Pipeline Inventory is certified as domestically produced “Manufactured Products” in accordance with the provisions of the Build America Buy America Act (“BABA”) and associated regulations by submitting a completed Material Certification Letter (“BABA Certification”) substantially in the Form of Exhibit C certifying the place of manufacture of the Pipeline Inventory. In the event that NWIM is unable to provide the BABA Certification within thirty (30) days of the Effective Date, then any Party may terminate this Agreement, without any liability, immediately upon notice to the other Parties.

5. Nature of Option and Extension Payments. Cadiz acknowledges and agrees that the Option Payment and any Extension Payments constitute consideration to NWIM and Owners for their agreement to: (a) enter into this Agreement with Cadiz; (b) to forego selling the Pipeline Assets to another purchaser during the Option Term other than as permitted in this Agreement; and (c) to sell the Pipeline Assets to Cadiz on the terms and conditions and for the Purchase Price set forth herein if Cadiz has timely exercised the Purchase Option in accordance with this Agreement. The Option Payment and any Extension Payments shall be non-refundable to NWIM and shall not be subject to adjustment.

6. Exercise of Purchase Option. Cadiz may exercise the Purchase Option in its entirety or in part at any time and from time to time within the Option Term by providing notice (each an “Exercise Notice”) to NWIM and Owners in the manner provided in Section 15. Each Exercise Notice must specify (a) the selection and quantity (in linear feet) of the Pipeline Assets for which Cadiz is exercising its Purchase Option up to and not to exceed 950,400 linear feet in the aggregate across all Exercise Notices, and (b) whether Cadiz elects to receive a Purchase Price Credit as provided in Section 8. In the event that Cadiz timely provides an Exercise Notice, then, within five (5) days after receipt of such Exercise Notice, the Parties shall execute a bill of sale for the Pipeline Assets described in the Exercise Notice in the form of the Bill of Sale attached as Exhibit B to this Agreement (the “BOS”), with only such modifications as may be reasonably necessary to complete such BOS, including to fully describe the Pipeline Assets made the subject of the Exercise Notice, the Storage Location, the Effective Date, the Destination Point, and the final Purchase Price based on the quantity of the Pipeline Assets and following Cadiz’s election to receive a Purchase Price Credit (as defined below in Section 8).

7. Purchase Price. The “Purchase Price” under the BOS for any Pipeline Assets will be one hundred and fifty-five dollars ($155.00) per linear foot multiplied by the number of linear feet of Pipeline Assets identified in the Exercise Notice and included in the BOS.

8. Purchase Price Credit. Subject to Section 9, Cadiz may elect to receive a one-time credit towards the Purchase Price during any of the following periods:

(a) Initial Term. In the event that Cadiz provides an Exercise Notice during the Initial Term, then Cadiz may also elect in such Exercise Notice to receive a credit equal to the lesser of (i) four million two hundred fifty thousand dollars ($4,250,000) and (ii) the Purchase Price (the “Initial Term Credit”).

(b) First Extension Term. In the event that Cadiz provides an Exercise Notice during the first Extension Term, then Cadiz may also elect in such Exercise Notice to receive a credit equal to the lesser of (i) five million one hundred thousand dollars ($5,100,000) and (ii) the Purchase Price (the “First Extension Term Credit”).

(c) Second Extension Term. In the event that Cadiz provides an Exercise Notice during the second Extension Term, then Cadiz may also elect in such Exercise Notice to receive a credit equal to the lesser of (i) five million nine hundred and fifty thousand dollars ($5,950,000) and (ii) the Purchase Price (the “Third Extension Term Credit”).

(d) Third Extension Term. In the event that Cadiz provides an Exercise Notice during the third Extension Term, then Cadiz may elect in such Exercise Notice to receive a credit equal to the lesser of (i) six million eight hundred thousand dollars ($6,800,000) and (ii) the Purchase Price (the “Final Credit”).

(e) Purchase Price Credit. The Initial Term Credit, the First Extension Term Credit, and the Final Credit are sometimes referred to herein individually as a “Purchase Price Credit.”

9. Effect of Purchase Price Credit. In the event that Cadiz exercises a Purchase Price Credit, then the amount of such Purchase Price Credit shall be applied as a credit in the BOS for the Pipeline Assets made the subject of the applicable Exercise Notice, and the Parties shall reduce the Purchase Price in the BOS to account for such amount; provided, for clarity and the avoidance of doubt, that under no circumstances shall the Purchase Price in any BOS be less than one dollar ($1.00). Notwithstanding anything in this Agreement to the contrary, in the event that Cadiz elects to receive any Purchase Price Credit, the Option Term shall immediately and automatically terminate, and Cadiz shall not have any right or ability to provide any subsequent Exercise Notices.

10. Third Party Offers. In the event that at any time during the Option Term Owners receive a bona fide written offer from a person or entity not related to or affiliated with Owners (a “Third Party Purchaser”) to procure all or a portion of the remaining Pipeline Assets that have not yet been the subject of an Exercise Notice (a “Third Party Offer”) and Owners desire to accept such Third Party Offer, then Owners must first provide notice of such Third Party Offer to Cadiz (a “Third Party Offer Notice”), together with the price, delivery, and payment terms offered by the proposed Third Party Purchaser (the “Material Terms”) and a copy of such Third Party Offer, if permitted; provided that, in each case, Cadiz must agree in writing to comply with any confidentiality restrictions imposed upon Owners with respect thereto. Cadiz shall have the right for a period of one hundred and twenty (120) days following receipt of the Third Party Offer Notice to either (a) provide an Exercise Notice for a quantity of Pipeline Assets equal to or greater than that contained in the Third Party Offer, up to and including the entirety of such remaining Pipeline Assets, and thereafter purchase such quantity of Pipeline Assets in accordance with this Agreement, (b) provide notice that it agrees to match the Material Terms of the Third Party Offer, or (c) notify Owners that it declines to provide an Exercise Notice or to match the Material Terms for such remaining Pipeline Assets. If Cadiz provides notice pursuant to subsections (a) or (b), then the Parties shall enter into a bill of sale for the applicable Pipeline Assets in the form of the BOS, with only such modifications as are necessary to match the Material Terms. In the event that Cadiz notifies Owners that it declines to provide an Exercise Notice for Pipeline Assets under subsection (a) of this Section 10, or to match the Material Terms of the Third Party offer or fails to timely respond to a Third Party Offer Notice, then NWIM will be free to enter into a transaction for the disposition of the remaining Pipeline Assets on Material Terms consistent with the initial Third Party Offer, and Cadiz shall have no further right to send Exercise Notices during the pendency of such transaction (the “Third Party Negotiation Period”). The Option Term shall immediately and automatically terminate upon Owners entering into a definitive agreement for disposition of the Pipeline Assets to a Third Party Purchaser subject to Owners’ compliance with the previous sentence, and Owners shall provide notice of such an agreement to Cadiz. If the Material Terms of the initial Third Party Offer change at any time prior to closing the purchase and sale transaction with the Third Party Purchaser, Owners must provide Cadiz notice of the revised Material Terms in the form of a revised Third Party Offer Notice within 15 days after receipt of the revised Material Terms. Cadiz shall have 30 days after receipt of the revised Third Party Offer Notice to match the revised Third Party Offer. In the event that Owners determine that they will no longer enter into a definitive agreement with the Third Party Purchaser, or fails to do so within one hundred and eighty (180) days following delivery of the Third Party Offer Notice or the revised Third Party Offer, if any, then (i) Owners shall provide notice of such fact to Cadiz, (ii) the Third Party Negotiation Period shall end upon Cadiz’s receipt of such notice, and (iii) Cadiz shall once again have the right to provide Exercise Notices in accordance with this Agreement for the remainder of the Option Term, and in each case, without prejudice to Owners’ right to provide subsequent Third Party Offer Notices in accordance with this Section 10. In the event that the Option Term terminates in accordance with this Section 10 prior to Cadiz’s purchase of any Pipeline Assets, then NWIM or the Owners shall pay Cadiz five million dollars ($5,000,000) by wire transfer in immediately available funds to the account designated by Cadiz within ten (10) days of the date of such termination.

11. Location and Certification of Pipeline Assets. Owners shall use commercially reasonable efforts to continue to store the Pipeline Assets at the Storage Location during the Option Term. In the event that such continued storage becomes impracticable, including due to a Casualty Event (as defined in Section 12 below) or a material change in applicable law, regulation, or other governmental requirements, then Owners shall provide notice of such fact to Cadiz, and the Parties shall use good faith efforts to promptly agree upon an alternative Storage Location, provided that Owners shall be responsible for all costs of utilizing such alternative Storage Location and costs of transporting the Pipeline Assets to such alternative Storage Location. In the event that the Parties are not able to reach such an agreement within ninety (90) days of Owners’ notice under this Section 11, then any Party shall have the right to terminate this Agreement upon an additional thirty (30) days’ notice to the other Parties. In the event that the Option Term terminates in accordance with this Section 11 prior to Cadiz’s purchase of any Pipeline Assets, then NWIM or the Owners shall pay Cadiz five million dollars ($5,000,000) plus the aggregate amount of any Extension Payments by wire transfer in immediately available funds to the account designated by Cadiz within ten (10) days of the date of such termination.

12. Casualty Events. In the event that the Pipeline Assets are totally or partially destroyed by a Casualty Event prior to the execution of a BOS for such Pipeline Assets, then either Party may terminate this Agreement upon notice to the other Party, in which event NWIM or the Owners shall pay Cadiz five million dollars ($5,000,000) plus the aggregate amount of any Extension Payments by wire transfer in immediately available funds to the account designated by Cadiz within ten (10) days of the date of such termination. A “Casualty Event” means an event or circumstance causing substantial physical loss, damage, or destruction of the Pipeline Assets, including fire, explosion, or storm. In no event shall Owners or NWIM have any liability hereunder for a Casualty Event (other than the obligation to make payments as provided in this Section 12) or be required to supply substitute assets for the Pipeline Assets in order to satisfy its obligations under this Agreement.

13. Inspections. At any time and from time to time upon no less than five (5) business days’ notice to the other Parties, Cadiz and its employees, independent contractors, agents and representatives, shall have the right, at Cadiz’s sole cost, risk, and expense to access the applicable Storage Location to inspect and conduct non-destructive testing of the Pipeline Assets during the hours of 9am to 5pm local time of the applicable Storage Location, Monday through Friday, or at such other times and days as Cadiz and the other Parties shall mutually agree provided that all such parties who will enter the Storage Location shall, as a condition to its right to enter, provide NWIM and Owners with the insurances set forth on Exhibit D. Cadiz shall reasonably coordinate any such inspections or tests with the other Parties and shall conduct any such inspections and tests in a manner that will not unreasonably interfere with other operations at the Storage Location. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, CADIZ SHALL BE RESPONSIBLE FOR AND HEREBY AGREES TO DEFEND, RELEASE, INDEMNIFY, AND HOLD NWIM AND OWNERS AND THEIR RESPECTIVE AFFILIATES AND THE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, MANAGERS, SHAREHOLDERS, EMPLOYEES, AGENTS, AND REPRESENTATIVES OF ANY OF THE FOREGOING HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS (AS CLAIMS IS DEFINED IN Exhibit B) ARISING OUT OF OR RELATING TO CADIZ’S CONDUCT OF INSPECTIONS OR TESTS OR ITS OR ITS PERSONNEL’S ACCESS TO OR PRESENCE UPON THE STORAGE LOCATION PURSUANT TO THIS SECTION 13.

14. Intended Federal Tax Treatment. Without any agreement or liability on the part of Cadiz, NWIM may, in its option, treat the receipt of the Option Payment as an “open transaction” for federal tax purposes, with the tax treatment of the Option Payment to be determined based on the facts and circumstances relating to the final disposition of the Purchase Option.

15. Notices. Any notice, request, instruction, or other communication to be given hereunder by either Party to the other shall be given by hand delivery, email transmission, or by nationally recognized overnight courier service, addressed to the respective Party at the following addresses:

If to NWIM

or Owners:	North West Iron & Metal LLC
2151 I-94 Business Loop East
Dickinson, ND 58601
Attn: William Pladson
Email: bpladson@gmhr.net

With a copy to:

North West Iron & Metal LLC
One Ventana Way, N612
Dallas, Texas 75225
Attn: Bill Shopoff
Email: bshopoff@shopoff.com

If to Cadiz:	Cadiz, Inc.
550 S. Hope Street #2850
Los Angeles, CA 90071
Attn: Stanley Speer, Chief Financial Officer
Email: SSpeer@cadizinc.com

or to such other address or addresses as a Party may subsequently designate to the other by notice in accordance with this Section 15. Any notice given hereunder shall be deemed given and received on the date of hand delivery, if hand delivered, on the date on which confirmation of email transmission is received (such as “return receipt requested” function, as available, return email, or other written acknowledgement to a Party at the electronic email address set forth above), or, if sent by recognized overnight courier, on the date indicated in the records of such courier.

16. Applicable Law; Venue. This Agreement and any BOS entered into hereunder shall be construed and enforced in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction. Any legal action or proceeding brought with regard to any dispute concerning this Agreement or a BOS shall be brought solely and exclusively in the state or federal courts located in Dallas County, Texas. The Parties agree and submit to the jurisdiction and exclusive venue of such courts and agree that they shall be bound by any order or judgment entered by such courts in any such action or proceeding, subject to any applicable right of appeal.

17. Jury Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Cadiz may not assign, sell, or otherwise transfer this Agreement or the Purchase Option provided herein in its entirety or in part to any other person or entity without the other Parties’ prior written consent, which may be given, conditioned, or withheld in such other Parties’ sole and absolute discretion, provided that Cadiz may assign this Agreement to any affiliate of Cadiz or to a purchaser of all or substantially all of Cadiz’s assets without the other Parties’ consent so long as Cadiz provides the other Parties with prior written notice. For purposes of this Agreement, the term “affiliate” has the meaning provided by Rule 405 under the Securities Act of 1933, as amended.

19. No Third-Party Beneficiaries. There are no third-party beneficiaries to this Agreement, and nothing in this Agreement shall create (or be construed as to create) any rights or benefits in any person or entity who is not a Party hereto.

20. Interpretation. In this Agreement: (a) a reference to any person or entity includes any successor or permitted assign of such person or entity; (b) the plural of any word incudes the singular and vice versa; (c) “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement; (d) “include,” “includes,” and “including” mean including without limitation; (e) headings used in this Agreement are for ease of reference only and shall have no effect in the construction of this Agreement’s provisions; (f) all references to monetary amounts mean such amounts in United States dollars; (g) the provisions of this Agreement shall not be construed more strongly either in favor of or against any Party by virtue of such Party having drafted its provisions or for any other reason; and (h) nothing contained in this Agreement shall be construed as creating any partnership, joint venture, joint enterprise, or other fiduciary or special relationship other than that of seller and purchaser.

21. Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date of this Agreement and as of the date each BOS is executed by such Party that: (a) such Party is duly organized, validly existing, and in good standing under the laws of its state of organization and is duly authorized and qualified to do all things required of such Party under this Agreement and any BOS; (b) such Party has the capacity and authority to enter into this Agreement and consummate the transactions contemplated herein without the consent or joinder of any other person (except as otherwise may be set forth in this Agreement); and (c) this Agreement and any BOS, when executed by the Parties, will constitute the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms.

22. Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, (a) the validity, legality, and/or enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby and (b) in lieu of such invalid, illegal, or unenforceable provision, there shall be automatically added to this Agreement a provision as similar to such invalid, illegal, or unenforceable provision as may be possible and be legal, valid, and enforceable.

23. Survival. Any provision of this Agreement which by its nature should reasonably survive termination of this Agreement, including the provisions relating to payment obligations, the requirement to the execute and deliver a BOS, where applicable, governing law, jurisdiction, and venue, shall survive termination of this Agreement for the period necessary to give effect to those provisions.

24. Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, and any BOS executed hereunder, constitute the entire agreement between the Parties with respect to the subject matter hereof, and no alteration, modification, or interpretation hereof or thereof shall be binding unless in writing and signed by both Parties.

25. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. The exchange of executed counterparts of this Agreement or of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original for all purposes. This Agreement shall not be binding on either Party until executed by both Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

NORTH WEST IRON & METAL LLC, a North Dakota limited liability company		CADIZ, INC., a Delaware corporation

By:	/s/ Kevin Morgan	By:	/s/ Susan Kennedy
	Kevin Morgan		Susan Kennedy
	President		Chairman & CEO

By:	/s/ William Pladson
William Pladson
Secretary

GMHR ACQUISITIONS CO., LLC,		LKM INDUSTRIES, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ William Pladson	By:	/s/ Kevin Morgan
	William Pladson		Kevin Morgan
	President		President

Signature Page to Purchase Option Agreement

EXHIBIT B

FORM OF BILL OF SALE

BILL OF SALE

This Bill of Sale (this “BOS”) is by and among, GMHR Acquisitions Co., LLC, a Delaware limited liability company (“GMHR”), LKM Industries, Inc., a Delaware corporation (“LKM”) (together with GMHR, “Owners”), NORTH WEST IRON & METAL LLC, a North Dakota limited liability company (“NWIM”) and Cadiz, Inc., a Delaware corporation (“Cadiz”), and is made effective as of [__], 202[__] (the “Effective Date”). Owners, NWIM, and Cadiz are sometimes referred to collectively as the “Parties” and individually as a “Party.”

1. Consideration; Transfer of Pipeline Assets. For and in consideration of the sum of [__] ($[__]) (the “Purchase Price”) and other good and valuable consideration, the sufficiency of which are hereby acknowledged, and subject to the further provisions of this BOS, Owners hereby sell, transfer, and assign to Cadiz all their respective right, title, and interests in and to the pipeline in such quantities and with such specifications as described in Schedule 1 attached hereto (the “Pipeline Assets”). Cadiz shall pay the Purchase Price by wire transfer in immediately available funds to the account designated by NWIM upon full execution of this BOS.

2. Delivery. Owners represent that the Pipeline Assets are currently located at the storage facility owned by GMHR, in or near Gascoyne, North Dakota (the “Storage Location”). Delivery shall be made, and title, custody, and risk of loss shall transfer from Owners to Cadiz upon completion of loading onto Cadiz’s carrier by NWIM and otherwise Free Carrier (FCA) (Incoterms (2000)) at the Storage Location; provided that in the event of a conflict between such Incoterms and the express provisions of this BOS, this BOS shall govern and control.

3. Transportation Arrangements. Cadiz shall arrange for receipt and transportation of the Pipeline Assets by rail from the Storage Location to the Cadiz Ranch (the “Destination Point”) (whether one or more, “Transportation Arrangements”). Cadiz shall reasonably consult with the other Parties in the selection of carriers and in negotiating any such Transportation Arrangements and shall provide a copy of any written agreements concerning such Transportation Arrangements to the other Parties prior to execution; provided, however, that the cost of the Transportation Arrangements shall be subject to NWIM’s approval, which not be unreasonably withheld, conditioned, or delayed. The Parties shall further reasonably coordinate with each other in performing their respective operations with respect to accessing the Storage Location and loading of the Pipeline Assets. Under no circumstances shall NWIM be required to commence loading the Pipeline Assets until NWIM has confirmed that Cadiz has sufficient Transportation Arrangements in place and receipt of the Purchase Price. NWIM shall be solely responsible for and, subject to receipt of notice and reasonable supporting documentation, shall pay in advance to Cadiz’s carrier all out-of-pocket transportation charges under the Transportation Arrangements (excluding any costs of insurance for the Pipeline Assets following delivery) to transport the Pipeline Assets to the Destination Point.

Exhibit B - 1

4. Limited Warranty. Owners represent and warrant that they have title to and the right to convey the Pipeline Assets sold hereunder and warrant that the Pipeline Assets shall be free from all liens and encumbrances upon delivery.

5. Other Representations and Warranties Disclaimed. EXCEPT AS SET FORTH IN SECTION 4 ABOVE WITH RESPECT TO TITLE OF THE PIPELINE ASSETS, THE PIPELINE ASSETS ARE BEING TRANSFERRED AND CONVEYED TO CADIZ AND ARE ACCEPTED BY CADIZ IN THEIR PRESENT CONDITION AND STATE OF REPAIR OR DISREPAIR “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS”. EXCEPT AS SET FORTH IN SECTION 4 WITH RESPECT TO TITLE TO THE PIPELINE ASSETS, OWNERS AND NWIM MAKE NO REPRESENTATIONS, WARRANTIES, OR PROMISES OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE PIPELINE ASSETS, WHETHER EXPRESS, IMPLIED, CONSTITUTIONAL, STATUTORY, OR OTHERWISE, AND WHETHER PERTAINING TO CONDITION, WEIGHT, SIZE, SUITABILITY, FITNESS, MERCHANTABILITY, COMPLIANCE OF ANY OF THE PIPELINE ASSETS WITH ANY LAWS AND/OR REGULATIONS, WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY, OR ANY OTHER MATTERS WHATSOEVER, WHETHER SIMILAR OR DISSIMILAR, ALL OF WHICH ARE DISCLAIMED, EXCLUDED, AND NEGATED BY OWNERS AND NWIM. WITHOUT LIMITING THE FOREGOING, OWNERS AND NWIM SPECIFICALLY DISCLAIM, EXCLUDE, AND NEGATE ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PIPELINE ASSETS FOR ANY PARTICULAR PURPOSE. UPON DELIVERY, CADIZ IS ASSUMING ALL RISK WITH RESPECT TO THE PIPELINE ASSETS AND IS RELYING SOLELY ON ITS OWN INVESTIGATION AND INSPECTION WITH RESPECT THERETO, AND CADIZ ACKNOWLEDGES THAT IT HAS MADE SUCH INSPECTIONS AS IT DEEMS APPROPRIATE. UNDER NO CIRCUMSTANCES SHALL CADIZ BE ENTITLED TO, AND CADIZ HEREBY WAIVES, ANY RIGHT TO A RETURN OF THE PIPELINE ASSETS FROM AND AFTER DELIVERY.

6. Cadiz Acknowledgements. Without limiting the generality of Section 5, Cadiz recognizes and acknowledges that: (a) the Pipeline Assets consist of pipeline only and no material test reports or any other assets are included therein; (b) the Pipeline Assets are not new and may have been used previously; and (c) the Pipeline Assets may bear or contain hazardous chemicals that may be or may become hazardous to life, health, or property.

7. Subsequent Use. Cadiz represents and warrants that the Pipeline Assets shall not be used (and shall not be marketed or sold for use) in pressurized hydrocarbon pipeline applications.

8. Indemnity.

a.	AS BETWEEN THE PARTIES, CADIZ SHALL BE RESPONSIBLE FOR AND HEREBY AGREES TO DEFEND, RELEASE, INDEMNIFY, AND HOLD NWIM AND OWNERS AND THEIR RESPECTIVE AFFILIATES AND THE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, MANAGERS, SHAREHOLDERS, EMPLOYEES, AGENTS, AND REPRESENTATIVES OF ANY OF THE FOREGOING HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO: (i) THE OWNERSHIP, POSSESSION, HANDLING, OR USE OF ANY OF THE PIPELINE ASSETS FROM AND AFTER DELIVERY; OR (ii) THE BREACH OF ANY REPRESENTATION OR WARRANTY OF CADIZ UNDER THIS BOS, IN EACH CASE, BY WHOMSOEVER SUCH CLAIMS MAY BE ASSERTED.

Exhibit B - 2

b.	AS BETWEEN CADIZ AND THE OTHER PARTIES, THE OTHER PARTIES SHALL BE RESPONSIBLE FOR AND AGREE TO DEFEND, RELEASE, INDEMNIFY, AND HOLD HARMLESS CADIZ AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, MANAGERS, SHAREHOLDERS, EMPLOYEES, AGENTS, AND REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO: (i) THE OWNERSHIP, POSSESSION, HANDLING, OR USE OF ANY OF THE PIPELINE ASSETS PRIOR TO DELIVERY; OR (ii) THE BREACH OF ANY REPRESENTATION OR WARRANTY BY SUCH OWNER OR NWIM HEREUNDER, IN EACH CASE, BY WHOMSOEVER SUCH CLAIMS MAY BE ASSERTED; PROVIDED, HOWEVER, THAT OWNERS’ MAXIMUM AGGREGATE LIABILITY FOR A BREACH OF THE REPRESENTATION AND WARRANTY OF TITLE IN SECTION 4 SHALL NOT EXCEED, AND SHALL BE CAPPED AT, THE GREATER OF (I) THE PURCHASE PRICE AND (II) THE SUM OF THE OPTION PAYMENT PLUS ANY EXTENSION PAYMENTS.

c.	THE TERM “CLAIMS” MEANS ALL CLAIMS, CAUSES OF ACTION, DEMANDS, LIABILITIES, JUDGMENTS, DAMAGES, FINES, PENALTIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF ATTORNEYS, EXPERTS, CONSULTANTS, AND THE COST AND EXPENSES OF INVESTIGATION AND LITIGATION), INCLUDING, BUT NOT LIMITED TO, THOSE ARISING OUT OF THE INJURY, DEATH, OR DISEASE OF ANY PERSON, LOSS OF, DAMAGE TO, OR CONTAMINATION OF PROPERTY (WHETHER REAL OR PERSONAL), OR VIOLATION OR ALLEGED VIOLATION OF ANY STATUTE, REGULATION, ORDERS, OR OTHER REQUIREMENTS OF A GOVERNMENTAL AUTHORITY.

9. Taxes. The Purchase Price does not include and Cadiz will be responsible for and shall pay and indemnify and hold harmless NWIM and Owners from any state and local transfer, sales, use, or other taxes, tariffs, and other governmental impositions resulting from the transaction contemplated by this BOS. NWIM shall have the right to withhold from the Purchase Price any amounts which are required by applicable laws to be held back by the seller and remitted to a governmental authority or to comply with any applicable lien law. Notwithstanding the preceding, the Parties shall in good faith cooperate with one another as to either avoiding or minimizing any state and local transfer, sales, use, or other taxes, tariffs, and other governmental impositions resulting from the transactions contemplated by this BOS, including, providing resale or exemption certificates, as the case may be.

Exhibit B - 3

10. Relationship to Purchase Option Agreement. This BOS is being entered into in accordance with and subject to that certain Purchase Option Agreement by and between the Parties, dated as of November 10, 2024 (the “Purchase Option Agreement”), the terms of which are hereby incorporated into this BOS mutatis mutandis. In the event of any conflict between the Purchase Option Agreement and this BOS, the Purchase Option Agreement shall govern and control. Notwithstanding the foregoing, any person or entity that is not a Party may fully rely upon this BOS for the purpose of establishing title, custody, and risk of loss of the Pipeline Assets.

11. Conspicuous Wording. The Parties agree that any provision hereof in all capital letters or bold type is intended to be, and is, “conspicuous” for the purposes of any applicable law, rule, or order requiring that any particular language be conspicuous, offset, or particularly identified.

12. Further Assurances. Each Party shall, from time to time at the other Party’s request, execute and deliver such additional documents and instruments and take such other actions and do such other things, as may be reasonably necessary or to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

13. Counterparts. This BOS may be executed and delivered in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. The exchange of executed counterparts of this BOS or of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this BOS and may be used in lieu of the original for all purposes. This BOS shall not be binding on either Party until executed by both Parties.

Exhibit B - 4

IN WITNESS WHEREOF, the Parties have executed this BOS effective as of the Effective Date.

NORTH WEST IRON & METAL LLC, a North Dakota limited liability company	CADIZ, INC., a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

GMHR ACQUISITIONS CO., LLC,	LKM INDUSTRIES, INC.,
a Delaware limited liability company	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

Exhibit B - 5

EXHIBIT C

[Insert Manufacturer’s Letterhead]

Via Electronic Mail	November 11, 2024

[Manufacturer’s Name]

[Insert Manufacturer’s Address]

Re:	Material Certification Letter for [Include Project Reference Information, such as Project Name (“Island Community Solar”) and Location (“Key Biscayne, FL”)]

Dear [Identify Product Supplier / Project Developer]:

[Manufacturer’s Name] hereby certifies that the [general description of products certified] used during construction related to the above referenced project is in full compliance with the requirements of the Build America, Buy America Act, Pub. L. No., 117-58, §§ 70901-27 and EPA’s Greenhouse Gas Reduction Fund under Section 134 of the Clean Air Act (42 U.S.C. § 7434). The specific list of products is attached as Exhibit A. The [general description of products] are produced in the United States of America; the City and State where production took place is identified in Exhibit A. The product(s) listed in Exhibit A consist of:

☒	Manufactured Products that have been processed into a specific form and shape or otherwise combined with other articles to create a product with different properties produced in the United States. In this context, “produced in the United States” means the product was manufactured in the United States and the cost of the components of the manufactured product that are mined, produced, or manufactured in the United States is greater than 55 percent of the total cost of all components of the manufactured product. The costs of components of a manufactured product were determined according to the guidance on Buy America Preferences for infrastructure projects in 2 C.F.R. Part 184, including 2 C.F.R. § 184.5 (Determining the cost of components for manufactured products).

☐	Steel or iron products made predominately of iron or steel or a combination of both produced in the United States. In this context, “predominantly of iron or steel or a combination of both” means that the cost of the iron and steel content exceeds 50 percent of the total cost of all its components, inclusive of the cost of iron or steel mill products (such as bar, billet, slab, wire, plate, or sheet), castings, or forgings utilized in the manufacture of the product, and “produced in the United States” means all manufacturing processes, from the initial melting stage through the application of coatings, occurred in the United States.

☐	Construction Materials produced in the United States. In this context, “produced in the United States,” means all manufacturing processes for the relevant type of construction material occurred in the United States, as defined in 2 C.F.R. § 184.6 (Construction material standards).

Exhibit C - 1

We ask that this letter and all of the documents provided in the enclosed be withheld from disclosure under Exemption Four of the Freedom of Information Act (“FOIA”), 5 U.S.C. § 552(b)(4) because they include confidential business and financial information provided under an assurance of confidential treatment.

We appreciate your consideration of these materials and are willing to provide additional assistance, as appropriate.

Sincerely,

[Manufacturer’s Signature]
[Manufacturer’s Point of Contact]

Exhibit C - 2

Exhibit A—Specific List of BABA Certified Items

Exhibit A, should include the quantity of each product produced, a description of the product, the place of manufacture, and the product type (Manufactured, Iron/Steel, Construction Materials).

Quantity	Description of Product	Place of Manufacture)	Product Type
30	Product Name	City, State	Manufactured, Iron/Steel or Construction Material
20	Product Name	City, State	Manufactured, Iron/Steel or Construction Material

Exhibit C - 3

EXHIBIT D

INSURANCES

INSURANCE REQUIREMENTS

Article I.	WORKERS’ COMPENSATION AND EMPLOYER’S LIABILITY insurance covering employees engaged in operations hereunder in compliance with all applicable state and federal laws. Coverage to include:

a)	Workers’ Compensation insurance as required by law.

b)	Employer’s Liability with minimum limits of $1,000,000 each employee, $1,000,000 each employee/disease, and $1,000,000 policy limit.

Article II.	COMMERCIAL GENERAL LIABILITY insurance with a minimum limit of $1,000,000 per occurrence and aggregate, and including the following:

c)	No Separate Aggregate limit of less than $1,000,000 for claims under the Products and Completed Operations hazard.

d)	Limited contractual liability (meaning that part of any contract or agreement pertaining to your business under which the tort liability of another party is assumed to pay for “bodily injury” or “property damage to a third person or organization”), including your liability to pay for bodily injury or the death of an employee required by a contract (e.g., Action Over Indemnification).

e)	Sudden and Accidental Pollution Liability Coverage of $1,000,000.

f)	Severability of interests provision.

g)	Explosion, collapse, including subsidence, and underground property damage coverages if excavation or other subsurface work is performed.

Article III.	BROAD FORM/COMPREHENSIVE BUSINESS AUTOMOBILE insurance covering all Owned, Hired and Non-Owned vehicles with a minimum combined single limit for bodily injury and property damage liability of $1,000,000 per accident or occurrence. In the event the Services involve transporting hazardous materials, such coverage shall: (i) provide broadened pollution coverage (CA 99 48), which shall include coverage during loading and unloading; and (ii) be endorsed with an MCS-90 endorsement.

Article IV.	EXCESS OR UMBRELLA LIABILITY on a following form basis or at least as broad as underlying with minimum limits not less than $1,000,000 per occurrence and aggregate, except Automobile Liability which shall not be subject to an aggregate, to apply excess of all underlying coverages referenced above inclusive of items A through C. It is acceptable to provide the minimum total required limits through a combination of primary and excess limits under the various lines of coverage.

Article V.	GENERAL. In all of the above policies, all insurance policies of Cadiz, in any way related to the Work, shall, but only to the extent of the risks and liabilities assumed hereunder: (1) name NWIM and Owners as an Additional insured (except for Workers’ Compensation), (2) waive subrogation against NWIM and Owners, and (3) be primary and non-contributory to any insurance of NWIM and Owners. All required policies shall be with insurance companies with a minimum A.M. Best rating of A-, X or its equivalent from another professional rating company reasonably satisfactory to NWIM and Owners.

Exhibit D - 1